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                                                                    EXHIBIT 4.14
                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

                             Dated September 9, 2002

                                  By and among

                         ERICO INTERNATIONAL CORPORATION

         (Fully and Unconditionally Guaranteed by ERICO Products, Inc.)

                                       and

                                 CITIBANK, N.A.

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                         ERICO INTERNATIONAL CORPORATION
                     $30,000,000 11.0% Senior Notes due 2012
                               Purchase Agreement

Citibank, N.A.
399 Park Avenue
New York, New York 10043

Dear Ladies and Gentlemen:

                  Pursuant to the terms and conditions of this Purchase Agreement (this "Agreement"), ERICO International Corporation, an Ohio corporation (the "Issuer"), proposes to issue and sell to Citibank, N.A. (the "Purchaser") $30,000,000 aggregate principal amount of its 11.0% Senior Subordinated Notes due 2012 (the "Securities") to be fully and unconditionally guaranteed on a senior subordinated basis by ERICO Products, Inc., an Ohio corporation (the "Subsidiary Guarantor"), and such other Subsidiaries as may be required from time to time pursuant to the Indenture. The Securities are to be issued pursuant to the provisions of an indenture, dated as of the Closing Date (the "Indenture"), by and among the Issuer, the Subsidiary Guarantor and the Purchaser. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Indenture.

                  1. Representations and Warranties of the Issuer and Subsidiary Guarantor. Each of the Issuer and the Subsidiary Guarantor represents and warrants as of the date hereof and as of the Closing Date (except with respect to the representations and warranties made in paragraph (i) of this
Section 1 which shall be made as of the Closing Date only) as follows:

                  (a) The Issuer has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Ohio, has the corporate power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition, financial or otherwise, or in the earnings, business or operations of the Issuer, the Subsidiary Guarantor and their respective Subsidiaries, taken as a whole (a "Material Adverse Effect").

                  (b) The Subsidiary Guarantor has been duly organized, is validly existing and in good standing under the laws of the State of Ohio, has all requisite power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. All of the issued shares of capital stock of the Subsidiary Guarantor have been duly and validly authorized and issued, are fully paid and nonassessable and are wholly owned directly by the Issuer, free and clear of all Liens (other than Liens in favor of the lenders party to the Amended and Restated Multicurrency Credit and Security Agreement (as amended from time to time, the "Credit Agreement"), dated as of May 2, 2002, by and among the Issuer, the Subsidiary Guarantor, ERICO Europa B.V., National City Bank and the other banks signatory thereto ("Senior Liens")).

                  (c) This Agreement has been duly authorized, executed and delivered by each of the Issuer and the Subsidiary Guarantor and is a valid and binding obligation of each of the Issuer and the Subsidiary Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

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                  (d)      The Securities have been duly authorized by the
Issuer and the Subsidiary Guarantor and, when delivered to and paid for by the Purchaser in accordance with the terms of this Agreement and the Indenture, will be valid and binding obligations of each of the Issuer and the Subsidiary Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity, and will be entitled to the benefits of the Indenture.

                  (e) The Indenture, including all Obligations of the Issuer under the Indenture and the Securities issued thereunder, has been guaranteed by the Subsidiary Guarantor and each of the Indenture and the Subsidiary Guarantee has been duly authorized and when executed and delivered by the Issuer and the Subsidiary Guarantor, will be a valid and binding obligation of the Issuer and the Subsidiary Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general principles of equity.

                  (f) The execution and delivery by the Issuer and the Subsidiary Guarantor of, and the performance by the Issuer and the Subsidiary Guarantor of its obligations under, this Agreement, the Indenture, the Subsidiary Guarantee and the Securities will not contravene (i) any agreement or other instrument binding upon the Issuer or the Subsidiary Guarantor or any of their respective Subsidiaries (including, without limitation, the Credit Agreement); (ii) any provision of applicable law, (iii) any provision of the certificate of incorporation or by-laws of the Issuer and the Subsidiary Guarantor, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Issuer, the Subsidiary Guarantor or any Subsidiary, except as to clause (i), (ii) or (iv) above, where such contravention, individually or in the aggregate, would not have, and could not reasonably be expected to have, a Material Adverse Effect. No consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Issuer and the Subsidiary Guarantor of their obligations under this Agreement, the Indenture, or the Securities, except (i)(x) such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and (y) by Federal and state securities laws with respect to the Issuer's and the Subsidiary Guarantor's obligations under Section 6 of this Agreement, and (ii) in each case, where the failure to obtain any such consent, approval, authorization, order or qualification would not have, and could not reasonably be expected to have, a Material Adverse Effect.

                  (g) Since December 31, 2001, there has not occurred any Material Adverse Effect or any development reasonably likely to result in a Material Adverse Effect.

                  (h) There are no legal or governmental actions, suits or proceedings pending or, to the best of the Issuer's or the Subsidiary Guarantor's knowledge, threatened against or affecting the Issuer or the Subsidiary Guarantor, which has as the subject thereof any property owned or leased by the Issuer or the Subsidiary Guarantor, where in each such case there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Issuer or the Subsidiary Guarantor and any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement or the Indenture. No material labor dispute with the employees of the Issuer or the Subsidiary Guarantor, exists or, to the Issuer's or the Subsidiary Guarantor's knowledge, is threatened or imminent.

                  (i) Court Square Capital Limited, a Delaware corporation ("Court Square"), owns 400 shares of Class A voting common stock (the "Common Stock"), no par value, of ERICO Holding Company, an Ohio corporation and the Issuer's direct parent corporation ("ERICO Holdings").

                  (j) The Issuer, the Subsidiary Guarantor and their respective Subsidiaries (i) are in compliance with all applicable foreign, federal, state and local laws and regulations relating to the

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protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

                  (k) There are no costs or liabilities associated with Environmental Laws, including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties which would, individually or in the aggregate, have a Material Adverse Effect.

                  (l) The Issuer will use the proceeds received from the issuance of the Securities to repay senior secured debt of the Issuer, provide for working capital needs and for other general corporate purposes of the Issuer and the Subsidiary Guarantor.

                  (m) Neither the Issuer nor the Subsidiary Guarantor is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will be, required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended; and the Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

                  (n) None of the Issuer, the Subsidiary Guarantor or any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an "Affiliate") of the Issuer or the Subsidiary Guarantor has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities
Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities (as those terms are used in Regulation D under the Securities Act), or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

                  (o) No default or event of default exists under any contract, indenture, mortgage, loan agreement, note, lease, or other agreement or instrument constituting Senior Debt.

                  (p) Each of the Issuer and the Subsidiary Guarantor owns or possesses sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, "Intellectual Property Rights") reasonably necessary to conduct its business as conducted as of the date hereof (except, in each case, where the failure to so own or possess would not, individually or in the aggregate, result in a Material Adverse Effect) and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. Neither the Issuer nor the Subsidiary Guarantor has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict is reasonably likely to be determined adversely to the Issuer or the Subsidiary Guarantor and, if the subject of an unfavorable decision, would result in a Material Adverse Effect.

                  (q) Each of the Issuer and the Subsidiary Guarantor possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business (except, in each case, where the failure to so possess would not, individually or in the aggregate, result in a Material Adverse Effect) and neither the Issuer nor

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the Subsidiary Guarantor has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit as to which there is a reasonable likelihood of an adverse determination to the Issuer or such Subsidiary Guarantor and that, if so adversely determined, could individually or in the aggregate result in a Material Adverse Effect.

                  (r) Each of the Issuer, the Subsidiary Guarantor and their respective Subsidiaries has good and marketable title to all the properties and assets necessary to conduct its business, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except (i) such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Issuer, such Subsidiary Guarantor or such Subsidiary and (ii) with respect to Senior Liens. The real property, improvements, equipment and personal property held under lease by each of the Issuer and the Subsidiary Guarantor are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Issuer and the Subsidiary Guarantor.

                  (s) The Issuer and its consolidated Subsidiaries (including the Subsidiary Guarantor) have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except where the failure to make such filings or pay such taxes, assessments fines or penalties would not, individually or in the aggregate, result in a Material Adverse Effect. The Issuer has made adequate charges, accruals and reserves in the audited consolidated financial statements of the Issuer and its Subsidiaries in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Issuer and any of its consolidated Subsidiaries (including the Subsidiary Guarantor) has not been finally determined, in each case, to the extent required to be so recorded in accordance with generally accepted accounting principles.

                  (t) Each of the Issuer and the Subsidiary Guarantor is insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Issuer and the Subsidiary Guarantor against theft, damage, destruction and acts of vandalism. Neither the Issuer nor the Subsidiary Guarantor has any reason to believe that it will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not be material to the Issuer or its Subsidiaries, taken as a whole. Since December 31, 2001, neither the Issuer nor the Subsidiary Guarantor has been denied any insurance coverage that it has sought or for which it has applied.

                  (u) Assuming that the representations and warranties of the Purchaser in Section 7 are true, correct and complete, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchaser in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

                  (v) No event is outstanding which constitutes (or, with the giving of notice, lapse of time, or the fulfillment of any other applicable condition (other than the mere occurrence of such event), will constitute) a Default or an Event of Default.

                  2. Agreements to Sell and Purchase. The Issuer hereby agrees to sell to the Purchaser, and the Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase from the Issuer, the entire aggregate principal amount of the Securities at a purchase price equal to 97% of the principal amount thereof (the

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"Purchase Price"). The excess of (i) the $30,000,000 aggregate principal amount of the Securities over (ii) the Purchase Price shall represent a 3% nonrefundable financing fee (which fee the Purchaser has deemed to be a Collateral Debt Asset Closing Fee as defined in the indenture (the "CVC Capital Indenture") governing the Class B-1 and Class B-2 Notes issued by CVC Capital Funding, LLC, an Affiliate of the Purchaser).

                  3. Payment and Delivery. Payment for the Securities shall be made to the Issuer in United States Federal or other funds immediately available in New York City against delivery of such Securities for the account of the Purchaser at 9:00 am., New York City time, on September 12, 2002. The time and date of such payment are hereinafter referred to as the "Closing Date."

                  The certificate evidencing the Securities shall be in the form of a Definitive Note and registered in such names and in such denominations as the Purchaser shall request in writing not later than one full Business Day prior to the Closing Date. The certificate evidencing the Securities shall be delivered to the Purchaser on the Closing Date for the account of the Purchaser, with any transfer taxes payable in connection with the transfer of the Securities to the Purchaser duly paid, against payment of the Purchase Price therefor.

                  4. Conditions to the Purchaser's Obligations. The obligations of the Purchaser to purchase and pay for the Securities on the Closing Date are subject to the following conditions:

                  (a) The representations and warranties of each of the Issuer and the Subsidiary Guarantor contained in this Agreement shall be true and correct as of the Closing Date and each of the Issuer and the Subsidiary Guarantor shall have complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.

                  (b) On or prior to the Closing Date, Court Square shall have purchased shares of Common Stock for an aggregate purchase price of $1,000,000, pursuant to terms and conditions and documentation satisfactory to the Purchaser in form and substance.

                  (c) Subsequent to the execution and delivery of this Agreement and prior to (and including) the Closing Date, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Issuer, ERICO Holdings, the Subsidiary Guarantor and their respective Subsidiaries, taken as a whole, in each case that, in the Purchaser's judgment, is material and adverse and that makes it, in the Purchaser's judgment, impracticable or inadvisable to proceed with the purchase of the Securities.

                  (d) The Purchaser shall have received on the Closing Date a certificate, dated the Closing Date and signed by an officer of the Issuer, to the effect that the representations and warranties of the Issuer and the Subsidiary Guarantor contained in this Agreement are true and correct as of the Closing Date and that each of the Issuer and the Subsidiary Guarantor has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date. The Issuer's officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.

                  (e) There shall not be any pending or threatened litigation or proceeding against the Issuer, the Subsidiary Guarantor, or any of their respective Subsidiaries or Affiliates (other than Citicorp Venture Capital, Ltd. and its Affiliates), or otherwise relating to the transactions contemplated hereby which seeks to enjoin or challenge the transactions contemplated hereby or which could reasonably be expected in the Purchaser's judgment to have a Material Adverse Effect.

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                  (f)      The Purchaser shall have received evidence that all
governmental, shareholder and material third party consents and approvals necessary in connection with the transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority or third party that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing.

                  (g) The Purchaser shall have received on the Closing Date an opinion of Dechert, counsel to the Issuer and the Subsidiary Guarantor, dated as of the Closing Date, addressed to the Purchaser and in form and substance satisfactory to Purchaser.

                  (h) The Purchaser shall have received prior to the Closing Date confirmation that the Securities have a rating of at least "B3" from Moody's Investors Service, Inc. and "B-" from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

                  (i) The Purchaser shall have received on or before the Closing Date the following documents:

                           (i) counterparts hereof signed by each of the parties listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Purchaser in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

                           (ii) duly executed Securities from the Company on the Closing Date for the account of the Purchaser dated on or before the Closing Date;

                           (iii) the Indenture, duly executed by the parties thereto and which shall be in full force and effect;

                           (iv) the Waiver Letter and Amendment No. I to the Amended and Restated Multicurrency Credit and Security Agreement ("Amendment No. 1 to the Credit Agreement"), in the form attached hereto as Exhibit A, duly executed by the parties thereto and which shall be in full force and effect;

                           (v) copies of the certificate of incorporation or articles of incorporation, as applicable, of each of the Issuer and the Subsidiary Guarantor and certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation;

                           (vi) copies of the bylaws or code of regulations, as applicable, of each of the Issuer and the Subsidiary Guarantor, certified by an officer of the Issuer or the Subsidiary Guarantor, as applicable, as of the Closing Date to be true and correct and in full force and effect as of the Closing Date;

                           (vii) copies of resolutions of the board of directors of each of the Issuer and the Subsidiary Guarantor approving and adopting this Agreement, the Indenture, the Securities, the Amendment No. 1 to the Credit Agreement, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of the Issuer or the Subsidiary Guarantor, as applicable, as of the Closing Date to be true and correct and in full force and effect as of the Closing Date;

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                           (viii)   copies of (A) certificates of good standing,
         existence or its equivalent with respect to each of the Issuer and the Subsidiary Guarantor certified as of a recent date by the appropriate governmental authorities of the state of its incorporation;

                           (ix) an incumbency certificate of each of the Issuer and the Subsidiary Guarantor certified by a secretary or assistant secretary of each such entity to be true and correct as of the Closing Date; and

                           (x) all documents that the Purchaser may reasonably request relating to the existence of the Issuer and the Subsidiary Guarantor, the corporate authority for and the validity of this Agreement, the Indenture, and the Securities, and any other matters relevant hereto, all in form and substance satisfactory to the Purchaser in its sole good faith discretion.

                  (j) The Purchaser shall have received payment in full in immediately available funds of all reasonable expenses (including attorney's fees) incurred in connection with the negotiation and execution of this Agreement, the Indenture, the Securities, and all other documents, instruments and agreements executed and/or delivered in connection therewith.

                  (k) The Purchaser shall have determined in its sole discretion that the terms of the Securities as reflected in the Indenture and the Definitive Note issued thereunder satisfy the criteria for a Qualifying Collateral Debt Asset as defined under the CVC Capital Indenture.

                  (l) The Purchaser shall have received evidence satisfactory to it that on the Closing Date, immediately after giving effect to the issuance of to be made hereunder, the Company and its Subsidiaries shall have no Indebtedness outstanding other than Permitted Indebtedness.

                  (m) The Purchaser shall have received such other documents and certificates as are reasonably requested by the Purchaser or its counsel.

                  5. Covenants of the Issuer and the Subsidiary Guarantor. In further consideration of the agreements of the Purchaser contained in this Agreement, each of the Issuer and the Subsidiary Guarantor covenants with the Purchaser as follows:

                  (a) To endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of the State of New York.

                  (b) Not to, nor to permit any Affiliate controlled by them to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.

                  (c) While any of the Securities remain "restricted securities" within the meaning of the Securities Act, to make available, upon request, to any seller of the Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Issuer is then subject to
Section 13 or 15(d) of the Exchange Act.

                  6.       Exchange.

                  (a) Upon any issuance prior to August 30, 2012 by (i) the Issuer, (ii) ERICO Holdings or (iii) Global of Eligible Debt Securities (as defined below), (x) the Issuer shall pay or cause ERICO Holdings or Global to pay all accrued and unpaid interest on the Securities to the date of

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exchange, and (y) the Issuer shall exchange and cause ERICO Holdings or Global to exchange all then outstanding Securities (and the Purchaser and each other holder of Securities will exchange all then outstanding Securities) for Eligible Debt Securities having a principal amount equal to the product of (A) the principal amount of the Securities so exchanged multiplied by (B) the price at which the Eligible Debt Securities are offered to investors by the initial purchasers thereof (expressed as a percentage of the principal amount of the Eligible Debt Securities so offered). As used herein, "Eligible Debt Securities" means debt securities that (i) are issued by the Issuer, ERICO Holdings or Global (such issuer, the "Exchange Issuer") to qualified institutional buyers (as defined in Rule 144A under the Securities Act) pursuant to Section 4(2) of the Securities Act in an aggregate principal amount of not less than $100.0 million, (ii) are intended to be eligible for resale pursuant to Rule 144A of the Securities Act, (iii) have terms no less favorable to the Exchange Issuer than market terms for an issuance of debt securities issued by issuers in the same industry as the Issuer with ratings from nationally recognized rating agencies identical to the ratings assigned to the Exchange Issuer, (iv) are subject to a registration rights agreement to be entered into by and among the Exchange Issuer and the initial purchasers of such Eligible Debt Securities (including, without limitation, the Purchaser and each other holder of Securities), pursuant to which the Exchange Issuer will have agreed to (A) file a registration statement (the "Exchange Offer Registration Statement") after the issue date of such Eligible Debt Securities (such issue date, the "Eligible Debt Securities Issuance Date") with respect to an offer to exchange such Eligible Debt Securities for new issues of debt securities of the Exchange Issuer (the "Exchange Notes") registered under the Securities Act, with terms substantially identical to those of the Eligible Debt Securities, and (B) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective by the SEC on or prior to a specified date after the Eligible Debt Securities Issuance Date (subject to remedies and exceptions usual and customary for registration rights granted in connection with an initial issuance of high-yield debt securities), and (v) qualify as a Qualifying Collateral Debt Asset (as defined in the CVC Capital Indenture).

                  (b) Subject to the terms and conditions of Section 6 (a), each of the Issuer, the Exchange Issuer, and the Purchaser shall take or cause to be taken all actions and do or cause to be done all things necessary to consummate and make effective the transactions contemplated by Section 6(a).

                  7. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Issuer and the Subsidiary Guarantor that such Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Securities. The Purchaser is not acquiring the Securities with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Securities Act or the securities laws of any state of the United States.

                  8. Expenses. Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Issuer and the Subsidiary Guarantor agree to pay or cause to be paid on a joint and several basis all reasonable expenses incident to the performance of its obligations under this Agreement and the Indenture, including: (i) the fees, disbursements and expenses of (A) counsel to the Purchaser and (B) counsel and accountants to the Issuer and the Subsidiary Guarantor in each case in connection therewith, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Purchaser, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 5(a) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Purchaser in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the costs and charges of the Purchaser and any

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transfer agent, registrar or depositary, and (vi) all other costs and expenses incident to the performance of the obligations of the Issuer and the Subsidiary Guarantor hereunder and under the Indenture for which provision is not otherwise made in this Section 8.

                  9.       Indemnity and Contribution.

                  (a) The Issuer and the Subsidiary Guarantor agree to indemnify and hold harmless the Purchaser and each person, if any, who controls any Purchaser within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by, arising out of, or based upon, in whole or in part, (i) any inaccuracy in the representations and warranties of the Issuer or the Subsidiary Guarantor contained herein or (ii) any failure of the Issuer or the Subsidiary Guarantor to perform its obligations hereunder or under law.

                  (b) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 9(a) hereof, such person (the "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have been advised by such counsel that representation of both parties by the same counsel would be inappropriate due to one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Purchaser. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

                  (c)      To the extent the indemnification provided for in
Section 9(a) is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to therein,

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

then each Indemnifying Party under such paragraph, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party or parties on the one hand and the Indemnified Party or parties on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 9(c)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 9(c)(i) above but also the relative fault of the Indemnifying Party or parties on the one hand and of the Indemnified Party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and the Subsidiary Guarantor on the one hand and the Purchaser on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Issuer and the Subsidiary Guarantor and the financing fee received by the Purchaser in respect thereof, bear to the aggregate offering price of the Securities. The relative fault of the Issuer and the Subsidiary Guarantor on the one hand and of the Purchaser on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Subsidiary Guarantor or by the Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (d) The Issuer, the Subsidiary Guarantor and the Purchaser agree that it would not be just or equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 9. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in this Section 9 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.

                  (e) The indemnity and contribution provisions contained in this Section 9 and the representations, warranties and other statements of the Issuer and the Subsidiary Guarantor contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchaser or any person controlling any Purchaser or by or on behalf of the Issuer, the Subsidiary Guarantor, their respective officers or directors or any person controlling the Issuer and the Subsidiary Guarantor and (iii) acceptance of and payment for any of the Securities.

                  10. Termination. This Agreement shall be subject to termination by notice given by the Purchaser to the Issuer and the Subsidiary Guarantor, if (i) after the execution and delivery of this Agreement and prior to the Closing Date (A) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the National Association of Securities Dealers, Inc., the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (B) a general moratorium on commercial banking activities in New York shall have been declared by either United States Federal or New York State authorities or (C) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the Purchaser's judgment, is material and adverse and (ii) in the case of any of the events specified in clauses 10(i)(A) through 10(i)(C), such event, individually or together with any other such event, makes it, in the Purchaser's judgment, impracticable or inadvisable to proceed with the purchase of the Securities.

                  11. Effectiveness; Defaulting Purchaser. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

                  If this Agreement shall be terminated by the Purchaser because of any failure or refusal on the part of the Issuer or the Subsidiary Guarantor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Issuer or the Subsidiary Guarantor shall be unable to perform its obligations under this Agreement or the Indenture, the Issuer and the Subsidiary Guarantor will, jointly and severally, reimburse the Purchaser for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by the Purchaser in connection with this Agreement or the Indenture or the offering contemplated hereunder and thereunder.

                  12. Notices. All notices and other communications under this Agreement shall be in writing and mailed, delivered or sent by facsimile transmission to: if sent to the Purchaser, Citibank, N.A., New York, New York 10043, Attention: Byron L. Knief, facsimile number (212) 888-2940 and if sent to the Issuer, to ERICO International Corporation, 30575 Bainbridge Road, Suite 300, Solon, Ohio 44139, attention: President, facsimile number (440) 349-2996.

                  13. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

                  16. Successors and Assigns; Amendment. This Agreement shall inure to the benefit of and be binding upon the Issuer, the Subsidiary Guarantor, the Purchaser, their respective successors, executors, administrators, heirs and assigns, and the officers, directors and controlling persons referred to herein, and no other person shall have any right or obligation hereunder; provided, that neither the Issuer nor the Subsidiary Guarantor may assign any or all of its rights or delegate its obligations hereunder without the express prior written consent of the Purchaser. This Agreement may not be amended or modified unless in writing by all of the parties hereto.

                                      * * *

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    ERICO INTERNATIONAL CORPORATION

                                    By: /s/  Peter B. Korte
                                        ----------------------------------------
                                        Name: Peter B. Korte
                                        Title: General Counsel and Treasurer

                                    ERICO PRODUCTS, INC.

                                    By: /s/  Peter B. Korte
                                        ----------------------------------------
                                        Name: Peter B. Korte
                                        Title: General Counsel and Treasurer

                                    Accepted as of the date hereof:

                                    CITIBANK, N.A.

                                    By: /s/  Byron L. Knief
                                        ----------------------------------------
                                        Name: Byron L. Knief
                                        Title: Vice President